Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Provides Block Z-1 Operations Update

Houston—July 13, 2010—BPZ Resources, Inc. (NYSE:BPZ) announces completion of its CX11-22D well and spudding of the CX11-23D well in Corvina, and provides an update on production, Albacora oil sales, and status of the Extended Well Testing (EWT) permitting process.

Corvina CX11-22D and 23D

The 22D well was drilled in an up dip location of the Corvina field to continue appraising its oil and gas potential.  The well has been completed to simultaneously produce oil and for the re-injection of formation water as part of the project to allow the Company to transition to commercial production in Corvina.  The petrophysical evaluation shows that the well has approximately 75 feet of net oil pay, 70 feet of prospective oil pay in the lower zones, and has 75 feet of net gas pay above the oil zones.  The well tested oil at an approximate rate of 300 barrels of oil per day (bopd) but with high gas rates due to gas coming from one of the higher intervals opened to help define the gas-oil contact.  The well failed to achieve a consistent initial production rate because of the resulting high gas oil ratios.  Well test data indicate that this is not the gas channeling issue that occurred in previous wells.  To avoid any delays in transitioning Corvina to commercial production, the Company plans to work over this well to isolate the gas sand once drilling of the CX11-23D is completed and the field enters commercial production.  The 22D is being produced intermittently to manage the amount of gas produced with the oil.

The 23D well has been spud and will be the last well drilled from the CX-11 platform.  The Company plans to begin the installation and commissioning of the gas and water re-injection equipment after this new well is completed, in order to meet the projected date of first commercial production of November 30, 2010.

Production Update and EWT Permitting

The Company produced approximately 368,900 barrels (4,050 bopd) during the second quarter from its Corvina and Albacora fields.  The production was lower than the first quarter because six wells were shut in Corvina pending the outcome of  the Company’s extended well testing permit applications, as well as issues with the 22D, noted above, that delayed the completion of the well and the benefit of any production from this well.  The Company sold approximately 332,900 barrels of oil in the second quarter, primarily from Corvina.

The A-14XD’s effective rate of production in the second quarter was approximately 1,510 bopd; the well averaged 1,438 bopd in June.  Currently the CX11-17D and the CX11-22D in Corvina are the only wells online.  The CX11-17D’s effective production in the second quarter was approximately 1,800 bopd; the well effectively averaged 1,420 bopd in June.  Production levels were managed in accordance with the flare permit restrictions for the well.  Third quarter production will be further impacted if the Albacora A-14XD extended well testing permit is not awarded promptly. The Company was required to shut this well yesterday because it has reached its initial six month production testing limit.  It is also important to keep in mind that the well’s productivity will decrease with time, so the rates mentioned above will decline accordingly.

Albacora and Albacora Oil Sales

The Company is currently drilling the A-17D well in Albacora.  This well is expected to be completed this quarter.

Also, the Company previously announced the signing of an initial oil sales contract for 400,000 barrels of its Albacora oil with the local refinery.  The contract has salt content limits that require the Albacora oil to be treated to reduce the total salt content.  The refinery accepted, on a separate spot sale contract, an additional 110,000 barrels of Albacora oil with a higher salt content limit.  The Company has already delivered approximately 50,000 barrels and is preparing to deliver the remaining 60,000 barrels.

The Company has been using chemicals and other processes to break the emulsion and reduce the salt content of the Albacora oil which allowed it to deliver and sell a first shipment of Albacora crude early in the second quarter.  Since that first shipment, because of the salt content issue, the Company had to store its production and had accumulated approximately 200,000 barrels of Albacora oil of which approximately 110,000 barrels were sold under a separate spot contract as noted above.  While the Company continues to improve its chemical oil treatment process for the Albacora crude oil, specialized oil desalting equipment has also been procured, installed, and is currently being commissioned at the Albacora platform.  The Company expects this combined oil treatment system should allow it to sell the Albacora oil under the initial 400,000 barrel oil sales contract.

Manolo Zuñiga, President and Chief Executive Officer commented “While we await notification from the Ministry regarding the extended well testing permits in both Corvina and Albacora, we continue our preparations to transition Corvina from exploration to commercial production.  The equipment is currently on schedule to arrive in Peru and be installed at the platform to meet the November 30, 2010 date of first commercial production.  The 22D provided a lot of data to confirm our internal model showing more sands bearing hydrocarbons as we move up dip in the Corvina field.”

Mr. Zuñiga added “In Albacora the goal is to drill at least one additional well this year following the A-17D.  Accordingly, we are making preparations to spud the A-18D.  Initial assessments are underway to allow our Albacora field to transition to commercial production later next year.”  Mr. Zuñiga concluded “We are excited with the production performance from our newest producing wells, the 17D and 19D in Corvina and the A-14XD in Albacora, as these wells have shown to be excellent producers during their initial six month testing period.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute “reserves” in our SEC filings. We may use certain terms in this press release, such as “feet of net oil pay,” “feet of prospective oil pay,” “feet of net gas pay,” and “gas sands,” which may suggest quantities of reserves that SEC guidelines strictly prohibit U.S. publicly registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.